Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
NRG Energy, Inc. Reports First Quarter 2008 Results
First Quarter Highlights:
Financial Highlights
▪	$525 million of adjusted EBITDA, compared to $500 million in first quarter 2007, net of mark-to-market (MtM) impacts;

▪	$60 million of cash flow from operations, including $150 million cash collateral outflow;

▪	$143 million of first-lien debt repaid under the Term Loan B;

▪	$55 million expended in the repurchase of 1.3 million common shares; and

▪	NRG affirms 2008 adjusted EBITDA and cash flow from operations guidance.
Portfolio Highlights
▪	$288 million in cash proceeds from the sale of Itiquira Energetica S.A. (ITISA).

▪	$300 million investment agreement with Toshiba in Nuclear Innovation North America LLC.

▪	28 million megawatt-hours (MWh) of incremental baseload hedges added 2009-2013.
PRINCETON, NJ; (May 1, 2008)—NRG Energy, Inc. (NYSE: NRG) today reported income from continuing operations for the three months ended March 31, 2008 of $48 million, or $0.14 per diluted common share, compared to $61 million, or $0.19 per diluted common share, for the first quarter last year. Operating income was $250 million for the first three months of 2008, unchanged in comparison to 2007 excluding a gain on sale of assets during that period. Strong plant performance and higher capacity revenues during the current quarter more than offset lower 2008 average hedged contract prices. The quarter included an unfavorable mark-to-market (MtM) impact of asset backed economic hedges as more fully described below.
Adjusted EBITDA, excluding MtM impacts, was $525 million for the first quarter 2008 compared to $500 million in the prior year’s first quarter. An outstanding performance by NRG’s South Central region in the areas of plant operations, cost containment, and commodity price risk management led to an 80% increase in the region’s adjusted EBITDA from $35 million in the first quarter 2007 to $63 million in the first quarter 2008. Additionally, aggregate capacity revenues rose nearly 27% during the quarter compared to the previous year as NRG benefited from new capacity markets in the Northeast region, higher bilateral capacity contract revenues in Texas, and the contribution from last year’s successfully repowered Long Beach power station. These favorable impacts were partially offset by lower energy margins in the Northeast and Texas regions mainly due to a decline in average contract prices accompanied by higher fuel costs.
Cash flow from operations was $60 million during the first quarter 2008 compared to $106 million in the same period the prior year and reflects the impact of $150 million in cash collateral postings versus $120 million in 2007. After adjusting both quarters to exclude the impact of cash collateral postings, cash flow from operations for the first quarter of this year was $210 million, a $16 million decrease from $226 million in the prior year’s first quarter. This decline was primarily attributable to the timing of interest payments in 2007 compared to 2008 related to the debt incurred with the Hedge Reset transaction.
Excellent plant performance during the first quarter 2008 contributed to the increased generation from our baseload units. South Central’s forced outage rate for the first quarter was 1.6% versus 2.5% during the same period last year. The Texas region continued its outstanding performance with a forced outage rate of 1.7% during the quarter. Included in the Texas results is South Texas Project which achieved its 12th consecutive quarter of no forced outages. The Northeast region also substantially improved plant reliability across the fleet.
“Led by the South Central region, the Company turned in an exceptionally strong operating performance,” said David Crane, NRG President and Chief Executive Officer. “Building on that operating performance, our Commercial Operations team successfully navigated volatile and occasionally illiquid commodity markets during the quarter to add significant hedges at value to our 2009-2013 baseload contract position.”
Portfolio Highlights
Incremental Baseload Hedges Added
Year to date, the Company added a substantial number of energy hedges on its baseload portfolio. Higher natural gas prices and volatility provided the opportunity to lock in higher “dark spreads,” bringing our power and fuel hedges more closely in line with one another through 2013. The power hedges added for 2009 through 2013, which are the equivalent of over 28 million MWh, constitute approximately 9% of our baseload generation. Substantially all of the hedges were executed under our first-lien collateral structure and therefore do not require the use of the Company’s liquidity.
Completed Itiquira Energetica S.A. Sale
On April 28, 2008, NRG closed the previously announced sale of Itiquira Energetica S.A. (ITISA) to Brookfield Power Inc. and received approximately $288 million in cash proceeds. The sale process will remove approximately $153 million of assets, including $53 million of cash, and $116 million of liabilities, including approximately $61 million of debt, that are classified as discontinued assets and liabilities on the condensed consolidated balance sheets as of March 31, 2008 and December 31, 2007. NRG expects to recognize a pre-tax gain of approximately $250 million, subject to a purchase price adjustment to be finalized within 90 days of the sale date.
Formed Nuclear Innovation North America LLC
On March 25, 2008, NRG announced the formation of Nuclear Innovation North America LLC (NINA) a development company focused on marketing, siting, financing and investing in new advanced design nuclear projects in select markets across North America. To facilitate NINA’s future development of the STP units 3 & 4 project, NRG contributed its development rights in the project to wholly owned subsidiaries of NINA. NINA will be focused only on developing new nuclear units at the site and will not be involved in the ownership or operations of the existing STP units 1 & 2.
Toshiba Corporation, or Toshiba, which will serve as the prime contractor on all of NINA’s projects, has agreed to invest up to $300 million over the next six years in exchange for a 12% interest in NINA. Half of this investment will be used to fund development activities related to STP 3 & 4 while the other half will be targeted towards developing and deploying additional Advanced

Boiling Water Reactor projects in North America with other potential partners. Toshiba is also extending pre-negotiated Engineering, Procurement and Construction terms to NINA for two additional, two-unit nuclear projects under similar terms being offered for the STP 3 & 4 development.
Regional Segment Review of Results
Table 1: Three Months Income (Loss) from Continuing Operations

	Income (Loss) from
	Continuing Operations
($ in millions)	before Taxes
Three months ending	3/31/08	3/31/07

Texas	67	113
Northeast	59	38
South Central	39	10
West	12	5
International	24	19
Thermal	5	23
Corporate and Eliminations (1)	(104)	(92)

Total	102	116

Less: MtM forward position accruals (2)	(115)	(79)
Add: Prior Period MtM reversals (3)	10	57
Less: Hedge ineffectiveness (4)	(45)	44

Total net of MtM Impacts	272	208

(1)	Includes interest and refinancing expenses of $92 million and $98 million for 2008 and 2007, respectively.

(2)	Represents net domestic MtM gains/(losses) on economic hedges that do not qualify for hedge accounting treatment.

(3)	Represents the reversal of MtM gains/(losses) previously recognized on economic hedges that do not qualify for hedge accounting treatment.

(4)	Represents ineffectiveness gains/(losses) due to a change in correlation, predominately between natural gas and power prices, on economic hedges that qualify for hedge accounting treatment.
Table 2: Adjusted EBITDA from Continuing Operations, net of MtM impacts

($ in millions)	Three Months Ended
Segment	3/31/08	3/31/07

Texas	292	292
Northeast	132	128
South Central	63	35
West	17	5
International	24	23
Thermal	9	10
Corporate	(12)	7

Adjusted EBITDA, net of MtM(1) Impacts	525	500

(1)	Excludes net domestic forward MtM gains/(losses), reversals of prior period net MtM gains/ (losses), and hedge ineffectiveness gains/(losses) on economic hedges as shown in Table 1 above. Detailed adjustments by region are shown in Appendix A.

MtM Impacts of Hedging Activities
The Company, in the normal course of business, enters into contracts to lock in forward prices for a significant portion of its expected power generation. Although these transactions are predominantly economic hedges of our generation portfolio, a portion of these forward sales are not afforded hedge accounting treatment and the MtM change in value of these transactions is recorded to current period earnings. For the first quarter 2008, we recorded a $115 million forward net domestic MtM loss representing the decrease in fair value of forward sales contracts of electricity and fuel, compared to a $79 million net domestic MtM loss recorded in the first quarter 2007. The 2008 MtM impacts from hedging activities also included a $45 million loss from hedge ineffectiveness compared to a $44 million ineffectiveness gain in 2007 related to the Company’s Texas region due to a change in the short-term correlation between natural gas and power prices. The long-term gas and power price correlation, however, remains highly effective.
Texas: Income from continuing operations for the first quarter 2008 decreased $46 million from the first quarter 2007. This decline was driven by hedge ineffectiveness along with an unrealized pre-tax loss on an energy hedge contract related to NRG’s interest in the Sherbino Wind Farm.
Texas region adjusted EBITDA, excluding of MTM impacts, was $292 million in the first quarter 2008, unchanged from last year’s performance in spite of a $2 per MWh decline in average contract prices from legacy hedge contracts and increased fuel costs. Fuel costs increased over last year’s first quarter driven primarily by a $10 million increase in natural gas costs stemming from a $1.60/MMBtu rise in average gas prices and an $18 million increase in baseload fuel costs due to a one-time $15 million reserve related to the settlement of a coal contract dispute. Additionally, purchased power and ancillary service costs rose by $10 million reflective of an increase in the market price of purchased power during unplanned outages at the Company’s baseload plants and for ERCOT fee increases effective June 2007. The negative impact of these items was offset by a $9 million increase in capacity and energy revenues, a $13 million rise in other revenues mainly due to increased emission credit sales, and a $17 million reduction in development costs. The reduction in development costs resulted primarily from the recording of such expenditures for STP 3 & 4 as capital rather than expense effective January 1, 2008 following the docketing of the Company’s Combined Operating License Application with the Nuclear Regulatory Commission.
Northeast: The Northeast region’s income from continuing operations in comparison to the first quarter of last year was favorably impacted by hedging activities, while adjusted EBITDA, excluding MtM impacts, improved slightly as increased capacity revenues more than offset reduced energy margins. Capacity revenues increased by $27 million or 50% quarter-over-quarter, led by a $15 million increase in PJM capacity revenues following the June 2007 introduction of the RPM capacity market. Capacity revenues also benefited from a new RMR agreement on the Company’s Norwalk Harbor facility as well as profitable hedges on capacity positions in New York. Energy margins decreased a total of $22 million as higher energy prices drove a $25 million improvement in merchant energy margins while those same increases in energy prices contributed to a $15 million reduction in net contract margins on load obligations and a $31 million decrease in the settled value of asset backed and cash flow hedges.
South Central: Income from continuing operations for the quarter increased by $29 million compared to the first quarter 2007 as improved plant availability, lower operating costs and higher merchant energy sales all benefited the region. Adjusted EBITDA rose by a similar amount, $28 million, representing an 80% improvement over first quarter 2007. Higher plant availability drove a 12% increase in coal generation at the Company’s Big Cajun II facility, which contributed to an increase in merchant energy sales of $9 million and a reduction in purchased energy of $4 million compared to 2007. Capacity revenues increased $5 million over last year, mainly due to the establishment of new co-op capacity peaks last summer. A $6 million reduction in franchise tax drove an $8 million reduction in other operating expenses in comparison with the first quarter of 2007.
West: The region’s income from continuing operations more than doubled to $12 million for the first quarter 2008, and adjusted EBITDA more than tripled to $17 million during the same quarter as a new Resource Adequacy contract on the company’s El Segundo facility, and a new tolling agreement on the region’s repowered Long Beach facility led to a $12 million increase in capacity revenues.
Thermal: Thermal income from continuing operation was $5 million for the first quarter 2008, a reduction of $18 million compared to the first quarter 2007. This difference is due to the impact of an $18 million pre-tax gain on the Thermal unit’s first quarter 2007 results from the sale of our Red Bluff and Chowchilla generation facilities in January 2007.
Liquidity and Capital Resources
Table 3: Corporate Liquidity

($ in millions)	March 31, 2008	December 31, 2007

Unrestricted Cash	834	1,132
Restricted Cash	39	29

Total Cash	873	1,161
Letter of Credit Availability	471	557
Revolver Availability	997	997

Total Current Liquidity	2,341	2,715

Liquidity at March 31, 2008 was approximately $2.3 billion, down $374 million since December 31, 2007 driven by a $288 million decrease in cash and an $86 million decrease in Letter of Credit availability. The $288 million cash decrease during the quarter resulted primarily from $154 million in debt repayments, which include a $143 million payment to first lien lenders pursuant to the mandatory Excess Cash Flow Offer under the Term Loan B, $55 million in stock repurchases under the Company’s previously announced 2008 Capital Allocation Program, $14 million for payment of preferred dividends, and $164 million for capital expenditures during the quarter. These cash outflows were partially offset by positive cash flow from operations of $60 million, proceeds from the sale of excess emission allowances of $31 million and proceeds from other asset sales of $12 million. The decrease in Letter of Credit Availability of $86 million is due to the issuance of an $87 million letter of credit to support NRG’s capital contribution commitment to the Sherbino Wind Farm equity investment.
RepoweringNRG Update
El Segundo Energy Center LLC
On March 7, 2008, NRG, through its wholly owned subsidiary, El Segundo Energy Center LLC, executed a 10-year tolling agreement with Southern California Edison. Pre-construction activities, including a $10 million non-refundable deposit to the equipment provider to meet the construction schedule, started shortly thereafter on a 550 MW rapid response combined cycle facility in El Segundo, California. The project is scheduled to reach commercial operation by June 1, 2011.
GenConn Energy LLC
On March 3, 2008, GenConn Energy LLC, or GenConn, a 50/50 joint venture vehicle of NRG and The United Illuminating Company, submitted a binding bid to the Connecticut Department of

Public Utility Control (DPUC) for new peaking generation facilities in Connecticut subject to a regulated long-term contract. In its bid, GenConn proposed four different options providing from 196 MW to 490 MW of new generation at as many as three different sites owned by NRG. Both the prosecutorial staff of the DPUC, an office within the DPUC that was formed to independently evaluate the proposals, and the Connecticut Office of Consumer Counsel, have recommended portfolios of facilities that include from 196 MW to 392 MW of generation from GenConn. The DPUC is expected to select the winning proposal or combination of proposals by July 2008.
Plants under Construction
Of the four projects NRG has under construction, three (Cos Cob, Sherbino Wind Farm and Elbow Creek Wind Farm) broke ground during the first quarter.
Cos Cob, which will add 40 MW of peaking capacity in the NEPOOL market, is scheduled to be completed on June 1, 2008 at a cash cost of $18 million.
On February 1, 2008, NRG, through its wholly owned subsidiary, NRG Sherbino LLC, entered into a 50/50 joint venture with a subsidiary of BP Alternative Energy North America Inc. to build the first phase of the Sherbino Wind Farm, a 150 MW wind project located approximately 40 miles east of Fort Stockton in Pecos County, Texas. The project is scheduled to reach commercial operation by the end of 2008 with NRG’s 50 percent ownership providing a net capacity of 75 MW.
On March 27, 2008, NRG, through its wholly owned subsidiary, Padoma Wind Power LLC, began construction of the Elbow Creek project, a wholly owned 122 MW wind farm in Howard County near Big Spring, Texas. The project is also scheduled to reach commercial operation by the end of 2008.
Outlook
The Company is maintaining its 2008 adjusted EBITDA guidance at $2,160 million, and cash flow from operations at $1,500 million. Free cash flow guidance after capital expenditures and net portfolio investments in repowering projects has increased $33 million as a result of delayed environmental capital expenditures at the Company’s Big Cajun II and Indian River facilities.
Table 4: 2008 Reconciliation of Adjusted EBITDA Guidance ($ in millions)

	5/01/08		2/28/08

Adjusted EBITDA Guidance, excluding MTM adjustment	2,160		2,160
Interest payments	(565)		(587)
Income tax	(30)		(27)
Collateral payments /working capital/other changes	(65)		(46)

Cash flow from operations	1,500		1,500
Maintenance capital expenditures	(234)		(234)
Preferred dividends	(55)		(55)

Free cash flow before environmental and growth capital	1,211		1,211

Environmental capital expenditures	(287)		(359)
Repowering investments	(642	)(1)	(603)

Free cash flow	282		249

(1)	Includes $87 million equity investment in Sherbino Wind Farm net of $50 million capital contribution to NINA from Toshiba.

Earnings Conference Call
On May 1, 2008, NRG will host a conference call at 9:00 a.m. eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG’s website at http://www.nrgenergy.com and clicking on “Investors.” The webcast will be archived on the site for those unable to listen in real time.
About NRG
A Fortune 500 company, NRG Energy, Inc. owns and operates a diverse portfolio of power generating facilities, primarily in Texas and the Northeast, South Central and West regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration and thermal energy production facilities. NRG also has ownership interests in generating facilities in Australia and Germany. NRG is a member of USCAP, a diverse group of business and environmental organizations calling for mandatory legislation to achieve significant reductions of greenhouse gas emissions. NRG is also a founding member of “3C—Combat Climate Change,” a global initiative with companies calling on the global business community to take a leadership role in designing the road map to a low carbon society.
Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our adjusted EBITDA cash flow from operations and free cash flow guidance, the timing and completion of RepoweringNRG projects, expected earnings, future growth and financial performance, and the expected benefits of sales of our assets in Brazil, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, the inability to implement value enhancing improvements to plant operations and companywide processes, our ability to achieve the expected benefits and timing of our RepoweringNRG projects and Capital Allocation Program.
NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance and cash flow from operations are estimates as of today’s date, May 1, 2008 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
# # #

More information on NRG is available at www.nrgenergy.com

Contacts:
Media:	Investors:
Meredith Moore	Nahla Azmy
609.524.4522	609.524.4526

Lori Neuman	Kevin Kelly
609.524.4525	609.524.4527

Dave Knox
713.824.6445

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months
	ended March 31,
(In millions, except per share amounts)	2008	2007

Operating Revenues
Total operating revenues	$1,302	$1,299

Operating Costs and Expenses
Cost of operations	804	781
Depreciation and amortization	161	160
General and administrative	75	85
Development costs	12	23

Total operating costs and expenses	1,052	1,049
Gain on sale of assets	—	17

Operating Income	250	267

Other Income/(Expense)
Equity in (losses)/earnings of unconsolidated affiliates	(4)	13
Other income, net	9	15
Interest expense	(153)	(179)

Total other expense	(148)	(151)

Income From Continuing Operations Before Income Taxes	102	116
Income tax expense	54	55

Income From Continuing Operations	48	61
Income from discontinued operations, net of income taxes	4	4

Net Income	$52	$65
Preferred stock dividends	14	14

Income Available for Common Stockholders	$38	$51

Weighted average number of common shares outstanding — basic	236	244
Income from continuing operations per weighted average common share — basic	$0.14	$0.19
Income from discontinued operations per weighted average common share — basic	0.02	0.02

Net Income per Weighted Average Common Share — Basic	$0.16	$0.21

Weighted average number of common shares outstanding — diluted	245	271
Income from continuing operations per weighted average common share — diluted	$0.14	$0.19
Income from discontinued operations per weighted average common share — diluted	0.02	0.01

Net Income per Weighted Average Common Share — Diluted	$0.16	$0.20

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2008	December 31, 2007
(in millions, except shares and par value)	(unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$834	$1,132
Restricted cash	39	29
Accounts receivable, less allowance for doubtful accounts of $1 and $1	456	482
Inventory	454	451
Derivative instruments valuation	2,389	1,034
Deferred income taxes	325	124
Prepayments and other current assets	408	259
Current assets – discontinued operations	59	51

Total current assets	4,964	3,562

Property, plant and equipment, net of accumulated depreciation of $1,848 and $1,695	11,279	11,320

Other Assets
Equity investments in affiliates	451	425
Notes receivable and capital lease, less current portion	529	491
Goodwill	1,786	1,786
Intangible assets, net of accumulated amortization of $392 and $372	852	873
Nuclear decommissioning trust fund	365	384
Derivative instruments valuation	480	150
Other non-current assets	171	176
Intangible assets held-for-sale	3	14
Non-current assets – discontinued operations	94	93

Total other assets	4,731	4,392

Total Assets	$20,974	$19,274

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$130	$466
Accounts payable	349	384
Derivative instruments valuation	2,644	917
Accrued expenses and other current liabilities	293	473
Current liabilities – discontinued operations	37	37

Total current liabilities	3,453	2,277

Other Liabilities
Long-term debt and capital leases	8,101	7,895
Nuclear decommissioning reserve	311	307
Nuclear decommissioning trust liability	300	326
Deferred income taxes	884	843
Derivative instruments valuation	1,332	759
Out-of-market contracts	550	628
Other non-current liabilities	485	412
Non-current liabilities – discontinued operations	79	76

Total non-current liabilities	12,042	11,246

Total Liabilities	15,495	13,523

3.625% convertible perpetual preferred stock (at liquidation value, net of issuance costs)	247	247
Commitments and Contingencies
Stockholders’ Equity
Preferred stock (at liquidation value, net of issuance costs)	892	892
Common Stock	3	3
Additional paid-in capital	4,095	4,092
Retained earnings	1,308	1,270
Less treasury stock, at cost — 25,832,200 and 24,550,600 shares	(693)	(638)
Accumulated other comprehensive loss	(373)	(115)

Total Stockholders’ Equity	5,232	5,504

Total Liabilities and Stockholders’ Equity	$20,974	$19,274

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In millions)
Three months ended March 31,	2008	2007

Cash Flows from Operating Activities
Net income	$52	$65
Adjustments to reconcile net income to net cash provided by operating activities
Distributions and equity in (earnings)/loss of unconsolidated affiliates	6	(10)
Depreciation	161	160
Amortization of nuclear fuel	15	14
Amortization and write-off of financing costs and debt discount/premiums	8	9
Amortization of intangibles and out-of-market contracts	(66)	(29)
Changes in deferred income taxes and liability for unrecognized tax benefits	49	47
Changes in nuclear decommissioning trust liability	9	9
Changes in derivatives	132	90
Changes in collateral deposits supporting energy risk management activities	(150)	(120)
Gain on sale of assets	—	(17)
Gain on sale of emission allowances	(14)	(5)
Amortization of unearned equity compensation	7	7
Cash used by changes in other working capital, net of acquisition and disposition affects	(149)	(114)

Net Cash Provided by Operating Activities	60	106

Cash Flows from Investing Activities
Capital expenditures	(164)	(107)
Increase in restricted cash, net	(10)	(5)
Decrease in notes receivable	9	9
Purchases of emission allowances	(1)	(61)
Proceeds from sale of emission allowances	31	32
Investments in nuclear decommissioning trust fund securities	(144)	(68)
Proceeds from sales of nuclear decommissioning trust fund securities	135	59
Proceeds from sale of assets	12	29

Net Cash Used by Investing Activities	(132)	(112)

Cash Flows from Financing Activities
Payment of dividends to preferred stockholders	(14)	(14)
Payment of financing element of acquired derivatives	(1)	—
Payment for treasury stock	(55)	(103)
Proceeds from issuance of common stock, net of issuance costs	2	—
Payment of deferred debt issuance costs	(2)	—
Payments for short and long-term debt	(154)	(19)

Net Cash Used by Financing Activities	(224)	(136)

Change in cash from discontinued operations	(6)	(5)
Effect of exchange rate changes on cash and cash equivalents	4	2

Net Decrease in Cash and Cash Equivalents	(298)	(145)
Cash and Cash Equivalents at Beginning of Period	1,132	777

Cash and Cash Equivalents at End of Period	$834	$632

Appendix Table A-1: First Quarter 2008 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Northeast	South Central	Texas	West	International	Thermal	Corporate	Total

Net Income (Loss)	59	39	37	12	24	5	(124)	52

Plus:
Income Tax	—	—	30	—	4	—	20	54
Interest Expense	14	13	30	3	—	1	84	145
Amortization of Finance Costs	—	—	—	—	—	—	6	6
Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	2	2
Depreciation Expense	26	17	113	1	—	3	1	161
ARO Accretion Expense	1	—	—	1	—	—	—	2
Amortization of Power Contracts	—	(6)	(63)	—	—	—	(1)	(70)
Amortization of Fuel Contracts	—	—	(3)	—	—	—	—	(3)
Amortization of Emission Allowances	—	—	10	—	—	—	—	10

EBITDA	100	63	154	17	28	9	(12)	359
(Income)/Loss from Discontinued Operations					(4)			(4)

Adjusted EBITDA	100	63	154	17	24	9	(12)	355
Less: MtM forward position accruals	(28)	—	(87)	—	—	—	—	(115)
Add: Prior period MtM reversals	3	—	7	—	—	—	—	10
Less: Hedge Ineffectiveness	(1)	—	(44)	—	—	—	—	(45)

Adjusted EBITDA, excluding MtM	132	63	292	17	24	9	(12)	525

Appendix Table A-2: First Quarter 2007 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Northeast	South Central	Texas	West	International	Thermal	Corporate	Total

Net Income (Loss)	38	10	60	5	17	23	(88)	65

Plus:
Income Tax	—	—	53	—	6	—	(4)	55
Interest Expense	14	13	47	—	4	2	89	169
Amortization of Finance Costs	—	—	—	—	—	—	7	7
Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	2	2
Depreciation Expense	25	17	114	—	—	3	1	160
Amortization of Power Contracts	—	(5)	(47)	—	—	—	—	(52)
Amortization of Fuel Contracts	—	—	14	—	—	—	—	14
Amortization of Emission Allowances	—	—	10	—	—	—	—	10

EBITDA	77	35	251	5	27	28	7	430
Gain on Asset Sale of Red Bluff & Chowchilla	—	—	—	—	—	(18)	—	(18)
(Income)/loss from Discontinued Operations	—	—	—	—	(4)		—	(4)

Adjusted EBITDA	77	35	251	5	23	10	7	408
Less: MtM forward position accruals	(26)	—	(53)	—	—	—	—	(79)
Add: Prior period MtM reversals	26	—	31	—	—	—	—	57
Less: Hedge Ineffectiveness	1	—	43	—	—	—	—	44

Adjusted EBITDA, excluding MtM	128	35	292	5	23	10	7	500

EBITDA, adjusted EBITDA and adjusted net income are non GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of adjusted EBITDA and adjusted net income should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts or the cash income tax payments;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.
Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for reorganization, restructuring, impairment and corporate relocation charges, discontinued operations, and write downs and gains or losses on the sales of equity method investments; factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.
Free cash flow is cash flow from operations less capital expenditures and preferred stock dividends and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on free cash flow as a measure of cash available for discretionary expenditures. In addition, in evaluating free cash flow, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.